Exhibit 99.2

News Release

For Information Contact:

Lisa Schultz: (407) 650-1223

CNL Chief Communications and Human Capital Officer

CORPORATE CAPITAL TRUST ANNOUNCES INITIAL INVESTMENTS

(ORLANDO, Fla.) August 26, 2011 – Corporate Capital Trust has made its initial investments into 75 debt positions across 68 portfolio companies. The portfolio is composed of companies across multiple industries, ranging from a leading diversified media company based in the southern United States to a large privately owned full-line sporting goods retailer that is headquartered in the western United States.

“We are seeing a robust pipeline of assets and opportunities for Corporate Capital Trust,” said Andy Hyltin, president and CEO of Corporate Capital Trust. “We are pleased with the current and future outlook of the portfolio and believe that it will afford us an attractive rate of return that is consistent with our investment strategy.”

A full holdings report of Corporate Capital Trust’s portfolio will be disclosed with its third quarter 10-Q filing in November.

About Corporate Capital Trust

Corporate Capital Trust is an innovative non-traded business development company that offers individuals an exceptional opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit Corporate Capital Trust’s website at www.CorporateCapitalTrust.com.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. was filed with and has been declared effective by the Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

The information in this press release may include “forward looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

CNL Fund Advisors Company (CNL) and KKR Asset Management LLC (KKR) are affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Asset Management, LLC